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                                                                    (d)(11)(iv)

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November 1, 2007

ING Mutual Funds
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034

Re: Expense Limitations

Ladies and Gentlemen:

   By execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, ING Investments, LLC ("ING Investments"), the Adviser to ING Greater China Fund (the "Fund"), agrees that ING Investments shall, from November 1, 2007 through and including March 1, 2009, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Fund shall be all follows:

                                         Maximum Operating Expense Limit
                                         (as a percentage of average net assets)
                                         --------------------------------------
Name of Fund                                     Classes
------------                             --------------------------------------
                                            A         B         C         I
                                           ----      ----      ----      ----
ING Greater China Fund.................. 2.10%     2.85%     2.85%     1.85%

   ING Investments acknowledges that any fees waived or expenses reimbursed during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Sincerely,


Name:  /s/ Lydia L. Homer
       --------------------------
Title: SVP

7337 East Doubletree Ranch Road      Tel: 480.477.3000   ING Investments, LLC
Scottsdale, AZ 85258-2034            Fax: 480.477.2700
                                     www.ingfunds.com